Exhibit 10.21

mPayments Pty Limited Distributor Program Agreement

This agreement ("Agreement"), is entered into, by and between m Payments Pty Limited (126 015 227) of Level 6/97 Pacific Highway, North Sydney NSW 2060 ("mPayments") and Hubbed Pty Limited (159 190 833) of Pier 8/9, 23 Hickson Road, Miller's Point ("Distributor"). The parties desire to enter into a distribution relationship, the governing terms and mutual promises of which are set out in this Agreement. The effective date of this Agreement shall be 30 April 2013 ("Effective Date").

RECITALS

A.	mPayments own and operates the Facility.

B.	Distributor desires to utilise the Facility for the purposes of distributing the Program to existing or prospective clients.

C.
mPayments wishes to appoint the Distributor to distribute and manage the Program non-exclusively in the Territory and the Distributor has agreed to accept the appointment on the terms and conditions of this Agreement.

D.	Distributor has requested, and mPayments has agreed, to settle all obligations created by Cardholders performing transactions at any Terminal, on the terms of this Agreement.

NOW, THEREFORE for good and valuable consideration, the parties agree as follows:

1. Definitions

ASIC Relief Instrument means ASIC relief instrument (12-0114).
ATM means an automatic teller machine.
Business Day means a day that banking institutions are open in Sydney, excluding Saturday, Sunday and public and bank holidays.
Card/s means the prepaid card issued by mPayments in accordance with ASIC Class Order 05/736 and/or the AS1C Relief Instrument.
Cardholder means a person who participates in the Program and has been issued a Card by mPayments or provided with a Card by Distributor or Merchant.
Card Ledger means the internal [edger established by mPayments for the purposes of recording:
(a)	The total funds available for each Cardholder, which may be accessed by that Cardholder by use of his/her Card; and
(b)	The total funds that are available to all Cardholders.

Card Limit means the total Value that may be stored on the Card at any one time and which shall not exceed AUD $1000.00 at any one time.
Class Order 05/736 means class order 0S/736 issued by ASIC, including any variation or amendment made in substitution of such class order.
Confidential Information means all trade secrets, ideas, know-how, concepts and information whether in writing or otherwise relating in any way:
1)	to either party, their sub-Distributors, employees or end users;
2)	the Program;
3)	Intellectual Property Rights;
4)	a party's affairs or businesses, sales, marketing or promotional information;
5)	the terms of this Agreement, but does not include information that:
6)	is, or becomes part of, the public domain otherwise than by breach of this Agreement by either party;
7)	is lawfully obtained by either party from another person without any restriction as to use and disclosure; or
8)	was in either party's possession prior to disclosure to it by the other party.

mPayments Pty Limited Distributor Program Agreement

Copyright means

(a)	any copyright under the Copyright Act 1968 (Cth);
(b)	any copyright under the law of a country other than Australia; and
(c)	rights in the nature of or analogous to the rights in (a) and (b} under the laws of Australia or any other country (including future copyright and rights in the nature of or analogous to copyright)
Facility is the non cash payment, settlement system and telecommunications network which hosts the Program and which is owned and operated by mPayments. The Facility enables mPayments to provide the Program to Distributor, Merchants and Cardholder.
Force Majeure Event means an event or cause outside the reasonable control of the relevant party; including:
(a)	fire, flood earthquake, utility failures, elements of nature or act of God;
(b)	riot, civil disorder, rebellion or revolution, acts of war or terrorism;
(c)	any failure, or variations in the steady supply, of power or telecommunication services.

Government Agency means any government or governmental, judicial entity or authority. It also includes any self regulatory organisation established pursuant to statute or any stock exchange.
Intellectual Property means all present and future rights conferred by statute, common law or equity in or in relation to any copyright, trademarks, designs, patents, circuit layouts, plant varieties, business and domain names, inventions, moral rights and Confidential Information, and other results of intellectual activity in the industrial, commercial, scientific, literary or artistic fields, whether or not registrable, registered or patentable Intellectual Property Rights means any and all intellectual and industrial property rights throughout the world including rights in respect of or in connection with:
(a)	any Confidential Information;
(b)	Copyright;
(c)	inventions (including patents);
(d)	trademarks, service marks; and
(e)	designs, circuit layouts,
whether or not now existing and whether or not registered or registrable and includes any right to apply for the registration of such rights and includes all renewals and extensions.
Interchange Partynes means mPayments, and any other third party (including a financial institution, bank or union) that is involved in the settlement of Cardholder transactions.
Load Transaction means the loading of Value onto a Card in accordance with the terms of this Agreement.
Material Adverse Affect means that the reasonable costs and expenses that would be incurred by the Distributor in implementing the required changes in order for it to comply with this Agreement will exceed $10,000.00.
Merchant means all retail Newsagents located within Australia who wish to participate in the Program.
mPayments Account means the account in mPayments name that mPayments has established for the purposes of receiving funds from Merchants or Cardholders in order for mPayments to complete the Load Transactions and/or Transactions generally.
Program is the low value non cash payment program established by mPayments for the issue of Card/s to Cardholders.
Relevant Law means any statute, ordinance, code or other law including regulations pursuant to them and any code of practice, practice notes, guidelines, rules, membership rules or standards issued by relevant regulators or industry bodies, whether or not having the force of law, applicable to this Agreement, the Confidential Information, the performance of the Services and any obligations to be performed pursuant to this Agreement;
Shortfall Event means an event that occurs when the total of all the Card Ledger balances exceeds the total of all funds held in the mPayments Account.
Technical Reason means a reason which, if not rectified could materially affect the smoother operation or security of the Facility or Program.
Terminal means the terminal issued by mPayments to the Distributor and or/Merchant which connects Distributor to the Facility or such other POS terminal which connects the Merchant to the Program

mPayments Pty Limited Distributor Program Agreement

Territory means Newsagent Retail outlets situated within Australia.
Transaction means any Cardholder initiated transaction processed via a Terminal and switched via mPayments' Facility.
Value means the monetary value stored on the Card from time to time (expressed in Australia Dollars), that remains available to the Cardholder.

PART A: CARD PROGRAM TERMS

2.           Term

(a)           This Agreement shall continue in perpetuity unless otherwise terminated in accordance with Clause 26 herein.

3.           Submission of data
(a)	Distributor shall submit to mPayments, in the form required by mPayments, any data necessary to enable mPayments to encode or encrypt the Cards issued by mPayments pursuant to this Agreement.

4.           Issue and use of Cards
(a)	All Cards required by Distributor for use in the Program must be issued by mPayments (or as otherwise agreed between the parties from time to time).
(b)	Distributor may retain a Card manufacturer in its sole discretion. mPayments must first approve the Card design prior to manufacture.
(c)	In addition, Distributor must (and where applicable, use its best efforts to procure that its agents):

1)	Manage all aspects of the relationship with its Merchants;
2)	Ensure that its Merchant's Terminals can cater for accepting Card transactions, including uploads and redemptions;
3)	Provide mPayments with a list of each Merchant's Terminal ID (including any changes or variation thereto);
4)	Prepare, design and produce all required marketing material (subject to mPayments approval);
5)	Manage the design, ordering and production of all Cards — with Cards first being approved by mPayments prior to being distributed.

(d)           Distributor further acknowledges and agrees that in respect of the Cards generally:

1)	it acts as mPayments' representative to promote and distribute the Cards;
2)	it does not have the authority to do anything on mPayments' behalf other than marketing and distributing the Cards;
3)	it is not the issuer of the Card;
4)	that is has the authority to distribute the Card pursuant to s911B(1)(e) of the Corporations Act (2001).
5)	the Value that may be loaded or stored on each Card may not exceed the Card Limit.

5.           Accounts, Audits and Inspection
Where applicable:
(a)
The Distributor will keep all proper books, records and accounts ("Records") relating to the distribution of the Program and will retain such Records for a period of seven years after the termination of this Agreement.

(b)	Where applicable:

mPayments Pty Limited Distributor Program Agreement

1)
mPayments is entitled, on five (5) Business Days prior notice in writing to the Distributor, to attend (or appoint an independent accountant to attend) the Distributor's premises and inspect such of the Distributor's Records as may be reasonably necessary to verify the information contained in any Report.

2)	The Distributor will permit any such inspection.

(c)	The Distributor may exercise the right of inspection in accordance with this clause 8 at any time up to seven (7) years after termination of this Agreement.

6.           mPayments' Facility

(a)	The Facility hosts the Program.

(b)	Distributor acknowledges and agrees that mPayments:
1)	does not warrant that the Facility will be fully operational at all times;
2)	does not warrant that the Facility is free from inaccuracies, defects or errors.
(c)	In the event of a failure hereunder:
1)	The Distributor will, as soon as possible, contact mPayments in writing and provide details of the failure;
2)	mPayments shall take reasonable steps to investigate the alleged failure and communicate its initial findings to the Distributor as prescribed in Clause 8 (Service Level Agreement).
Except as otherwise specified herein, mPayments shall not be liable for any loss or damage (including, but not limited to consequential loss) suffered or incurred by Distributor or Merchant for any failure of the Facility.

7.           Settlement Reporting

(a)
Providing the Distributor complies with its obligations under this Agreement, mPayments shall effect settlement on behalf of Distributor of all Transactions effected by Cardholders through the Program.

(b)
Distributor authorises mPayments to debit or credit (as the case may be) daily, the mPayments Account with the value of Transactions effected through the Program by the Cardholders together with the value of each and every other indebtedness and obligation of Distributor to mPayments under this Agreement.

(c)
mPayments will provide a settlement statement on each Business Day detailing all settlements that it has effected on behalf of Distributor's Merchant's and Cardholders. Should any settlement statement contain an error, mPayments will seek to resolve the error as prescribed in Clause 8.

(d)
mPayments will settle the Distributors settlement obligations based on information provided by other Interchange Parties. The parties agree that mPayments cannot be held responsible for errors made by other Interchange Parties. The parties agree to cooperate and use their best endeavours to correct any such errors.

(e)	On a daily basis, mPayments will add or remove from each individual Card Ledger, all Transactions:

1)          authorised by use of a Cardholder's Card; and/or
2)          arising from use of the Card

mPayments Pty Limited Distributor Program Agreement

Plus any Cardholder Transaction Fees payable in accordance with the terms of this Agreement.

 (f)          The Cardholder or other third party will be entitled to load Value onto his or her Card as follows:

1)	via the mPayments payment portal at www.mpay.com.au
2)	via direct deposit or electronic funds transfer
3)	via the Merchant.

Alternative Load options will be at mPayments discretion.

 (g)           In circumstances where a Shortfall Event occurs not as a result of a party's fraud or negligence, then:
1)	mPayments and Distributor agree to work together to investigate the Shortfall Event;
2)
Distributor agrees that on receipt of notification from mPayments of the occurrence of a Shortfall Event, that Distributor will immediately deposit the funds into an account nominated by mPayments so that mPayments may deposit the funds into the mPayments Account in the amount of that Shortfall.

(h)           Distributor acknowledges and agrees that the performance of the settlement is conditional upon:
1)	the Facility being operational;
2)	communication links being operational; and
3)	other Interchange Parties' computer systems being operational.

(i)	Distributor agrees that mPayments cannot be responsible for delays in the settlementprocesses caused by other Interchange Parties' computer systems being inoperable or communication links being down.

8.            Service Levels

(a)           Facility availability:

Facility availability is at least 99.5% in each month, whereby Facility availability is calculated using the following formula:

Facility availability (%) = {[A-B C/A] X100}

A = the number of hours in the relevant month;
B = the number of hours that mPayments Network is not available in the relevant month; and
C = the number of hours that mPayments Network is not available in the relevant month due to a schedule outage or a Force Majeure Event.

(b)           Contact Centre:

Issues raised by Distributor will be assigned a severity level based on the below guidelines and mPayments will aim to resolve the issue based on the corresponding targeted response time:

Security Level	Issue	Response Time

mPayments Pty Limited Distributor Program Agreement

Security Level 1	• Issue relating to Cardholder accounts being impacted • Cardholders and Clients being unable to perform Transactions • More than 10 Terminals being off-line	6 hours
Security Level 2	• A same day settlement query; or • More than Terminal being off-line	1 Business Day
Security Level 3	• Card query • Transaction query • Request to add/change a Terminal • Report re-run request	2 Business Days
Security Level 4	• A settlement issue not affecting same day settlement	7 Business Days
Security Level 5	• A training request; • Request to change contact details • Any issue not falling within the aforementioned Security Levels	10 Business Days

9.           Codes, Conduct and Regulations

(a)
If there is any change in, any making of, or any change in the interpretation or application of any law or any control, request or directive of a Government Agency, mPayments (acting reasonably) reserves the right to further vary any of the terms of this Agreement, to take into account those new circumstances.

(b)	If the circumstances occur as referred to in this clause 9, mPayments agrees, where mPayments is able to do so, to:

1)	provide the Distributor with reasonable notice of any changes mPayments will be required to make to this Agreement; and
2)	give the Distributor reasonable time to implement any changes required as a result of mPayments varying this Agreement.

(c)
If the changes that mPayments is required to implement a will likely result in the Distributor suffering a Material Adverse Effect, then the Distributor will be entitled to terminate this Agreement by providing Moneytech with not less than thirty (30) days (or such shorter period by which the changes requested by mPayments were to come into effect) prior written notice.

(d)
Each party warrants and represents that it holds, and will continue to hold, maintain and keep current, all licences, permits and authorisations required by law to perform its respective obligations pursuant to this Agreement.

(e)	To the extent relevant to this Agreement, the Distributor agrees to comply with all legislation and laws that are relevant to the transactions that arise from the operation of this Agreement.

(f)
In respect of all Cards that are distributed by Distributor in accordance with this Agreement, Distributor represents and warrants that at all times during the term of this Agreement; those Cards will fall within the scope of the Class Order and/or ASIC Relief Instrument.

mPayments Pty Limited Distributor Program Agreement

10.           Fraud Management

Distributor agrees and acknowledges that:

(a)	mPayments may be legally required to disclose information about Distributor and any of the Cardholders or Merchants to regulatory and or/law enforcement agencies.
(b)
mPayments may block, delay, freeze or refuse any transactions where mPayments in its sole opinion considers reasonable grounds exists to believe that the relevant transaction are fraudulent or breach any regulations.

(c)
where transactions are blocked, delayed, frozen or refused by mPayments, Distributor agrees that mPayments is not liable for any loss suffered or incurred by it or any of the Cardholders or other third parties arising directly or indirectly as a result of mPayments taking this action.

(d)
In the event Cardholder or Merchant contacts Distributor to report instances of fraud or Distributor becomes aware of instances of fraud or considers a transaction or activity suspicious, Distributor shall immediately notify mPayments.

11.           Variation to Cards

(a)	If mPayments requires for good Technical Reason that:
1)	a modification be made to the Cards; or
2)	the Cards be replaced,
(b)	mPayments may, at the Distributor's cost, cause the modification or replacement (as the casemay be) of the Cards, manufactured on behalf of the Distributor.
(c)
If the modification or replacement (as the case may be) of the Cards required as a result of mPayments' fault or negligence, then any modification or replacement of the Cards will be at mPayments' cost.

(d)
For the avoidance of doubt, the Distributor acknowledges and agrees that it shall be liable for all costs associated with the modification or replacement of Cards manufactured by mPayments on behalf of the Distributor. To the extent that mPayments pays any such costs on the Distributor's behalf, the Distributor will reimburse mPayments for such payment upon demand within fourteen (14) days of receiving a written request to do so.

12.           Cardholder Terms and Conditions of Use

a)
mPayments shall prepare standard terms and conditions (referred to as a "Document" regarding the use by Cardholders of the Cards. mPayments' makes no representations or warranties (express or otherwise) that the Document will comply with any relevant laws or be suitable for use by Distributor.

b)
Distributor acknowledges that the Document contains basic terms and conditions which have been provided to Distributor as a guideline. Distributor must obtain its own independent legal advice in respect of the Document.

c)
Distributor must ensure that its Merchant's supply Cardholders with all collateral documentation (including, where relevant, the Document) at the same time it issues a Card to its Cardholders or as required with any relevant laws or any Government Agency requirements or regulations.

13.           Warranties

mPayments warrants that:

a)	It will provide the Facility and Program with due care and skill; and
b)	Use of mPayments Intellectual Property shall not infringe any Intellectual Property Rights of any other person.

mPayments Pty Limited Distributor Program Agreement

14.          mPayments' Indemnity

(a)
mPayments shall indemnify, hold harmless and defend Distributor against any action broughtagainst Distributor to the extent that such action is based on a claim that the Facility, when used in accordance with this Agreement, infringes a copyright and mPayments shall pay all costs, settlements and damages finally awarded; provided, that Distributor notifies mPayments in writing of any claim within five (5) business days of becoming aware of same, gives mPayments sole control of the defence and settlement thereof and provides all reasonable assistance in connection therewith. If the Facility is finally adjudged to so infringe, or in mPayments' opinion is likely to become the subject of such a claim, mPayments shall, at its option, either:

i.	procure for Distributor the right to continue using the Facility;
ii.	modify or replace the Facility to make it non infringing.

(b)	mPayments shall have no liability regarding any claim arising out of:

i.	The Distributor's failure to notify mPayments of the claim or of infringement within five (5) days after becoming aware of the claim;
ii.	use of other than a current, unaltered release of the Facility unless the infringing portion is also in the then current, unaltered release;
iii.	any modification or derivation of the Facility or Program not specifically authorised in writing by mPayments;
iv.	mPayments' ability to defend the claim has been prejudiced by the Distributor's non compliance with any of its obligations under this Agreement;
v.	the claim has arisen because of the use of the Facility in combination with equipment, materials or computer programs not supplied by mPayments or approved by mPayments;

The foregoing states the entire liability of mPayments and the exclusive remedy for Distributor relating to infringement or claims of infringement of any copyright or other proprietary right by the Facility.

15.          Distributor's Indemnities

The Distributor and its successors and assigns shall defend, indemnify and hold mPayments, its officers, employees and agents (collectively "Indemnified Parties") harmless from and against any and all loss suffered or incurred (including reasonable legal costs and expenses) or liability incurred by the Indemnified Parties from any claim, demand, suit, action or proceeding where such loss or liability arose out of or in connection with:

(a)	any use of the Program by the Distributor otherwise than in accordance with this Agreement;
(b)	any use of the Facility and or Program by the Distributor otherwise that in accordance with this Agreement;
(c)	any other breach or non performance of this Agreement by the Distributor;
(d)	infringement, misuse or misappropriate of any third party Intellectual Property rights:
(e)	failure to comply with any Relevant Laws;
(f)	a refusal by mPayments to make payment where the refusal to pay arises from a direction to refuse payment given by the Distributor, its servants employees or agents, Merchants or

mPayments Pty Limited Distributor Program Agreement

Cardholders or as a result of mPayments of any of its rights pursuant to this Agreement;

(g)	a claim or demand of any kind against mPayments or its affiliates by the Merchant or Cardholder or any other person arising form or relating in any way to the Cards;
(h)	A payment made by mPayments as a result of a Card or the information stored on the Card being stolen or obtained by a person who uses it fraudulently or deceptively;
(i)
Any loss suffered or incurred by any of the Cardholders or other third parties arising out of mPayments blocking, delaying, freezing or refusing any transactions as it is permitted to do so under this Agreement;

(j)
Any incorrect payment of money to, or the incorrect debiting of an account with a Merchant or another financial institution caused by the acts, omissions, negligence or fraud of the Distributor or Merchant or any of the Cardholders;

Provided that the loss or liability is not caused by any fraud, negligence or wilful default on the part of mPayments, its employees, agents or sub-contractors. For the purpose of this clause mPayments will not be taken to have been negligent if it had acted as required or contemplated by this Agreement or at the express request or direction of the Distributor and even if those acts of mPayments might otherwise be considered negligent.

16.           Consequential loss exclusion

(a)
Neither Party shall be liable to the other for lost profits or business, loss of goodwill or damage to reputation, increased overheads or any costs or expenses incurred, loss of production, or any other indirect, consequential, special, incidental, exemplary or punitive damages or loss, whether based in contract or tort (including negligence, strict liability or otherwise) whether or not either Party has been advised of the possibility of such damages or loss (Consequential Loss) under this Agreement.

17.           General Disclaimer of warranties

(a)
Subject to the Competition and Consumer Act 2010 (Cth), mPayments makes no and hereby specifically disclaims any, representations or warranties, express or implied, regarding the Program, the Facility and other deliverables contemplated by this Agreement or otherwise arising under or in connection with this Agreement, and mPayments specifically disclaims any implied warranty of merchantability, fitness for a particular purpose, title, or non infringement, and implied warranties arising from course of dealing or course of performance.

(b)
When Distributor is a consumer in relation to any particular services or products supplied under this Agreement, certain legislation may imply warranties or conditions or impose obligations upon mPayments which cannot be excluded, restricted or modified. If such legislation applies, and to the extent mPayments is able to do so, mPayments' liability will be limited, at its option, to:

1)
In the case of products: the replacement of products or resupply of equivalent products; repair of the products; payment of the cost of replacing the products or acquiring equivalent products; or the payment of the cost of having the products repaired; and

2)	In the case of services: the supply of the services again; or payment of the reasonable cost of having the services supplied again.

mPayments Pty Limited Distributor Program Agreement

18.               Limitation of liability

(a)          mPayments is not liable to the Distributor or any third party for any loss or damage suffered or incurred by it or arising out of:

1)	anything done by mPayments in good faith and not otherwise in breach of this Agreement;
2)	the fraudulent use or misuse of Cards (or the information stored on the Card), whether lost, stolen or otherwise;
3)	a missing or erroneous payment made beyond the reasonable control of mPayments;
4)	any process or computer failure or disruption beyond the reasonable control of mPayments.

(b)          mPayments' total liability and Distributor's sole and exclusive remedy for:

1)	any one claim (of any type); and
2)	the aggregate of all claims (of any type) that occur in a 12 month period,

whatsoever arising out of the Program, the Facility or any other deliverables made available to Distributor pursuant to this Agreement, shall not exceed $20,000.00

19.              Intellectual Properly

The Distributor acknowledges that:

(a)
all trademarks, copyright, domain names, logos, copyright and other Intellectual Property rights embodied in or in connection with the Program and Facility and any related documentation, deliverables, or parts or software are the sole property of mPayments or its suppliers; and

(b)	Nothing in this Agreement assigns or transfers any right, title or interest in and to any Intellectual Property that is provided by one party to the other party pursuant to this Agreement.
(c)	mPayments will retain ownership of all Intellectual Property Rights to the Facility, Cards and Program;
(d)
all Intellectual Property of mPayments or its suppliers may only be used by Distributor with the express written consent of mPayments or its suppliers and/or subject to the terms and conditions of this Agreement;

(e)
Distributor must not register or use any trademarks, trade name, domain name, trading style or commercial designation or design used by mPayments or its suppliers in connection with the Program or deliverables;

(f)	Distributor grants mPayments an irrevocable licence to lawfully use any information concerning the Cardholders that is provided to them;
(g)
The Distributor grants mPayments a non-exclusive, non-transferrable, royalty-free licence to use the Distributor's IP pursuant to this Agreement for the sole purpose of exercising mPayments rights and complying with its obligations pursuant to this Agreement.

(h)
The Distributor will not, and will ensure that its personnel and its affiliates do not, copy, modify, merge, combine with any other products, reverse engineer or decompile the whole or any part of any Program provided by mPayments pursuant to this Agreement.

20.             Marketing

(a)
For the avoidance of doubt, any use of mPayments Logo shall be first approved bymPayments. This includes, but is not limited to, any public communication or marketing materials on which the Logo appears.

(b)
mPayments may prohibit any form of stationary or marketing material used by Distributor in relation to the Cards or Program, where, in mPayments sole discretion, it considers that material to be inappropriate, misleading or otherwise detrimental to mPayments reputation.

mPayments Pty Limited Distributor Program Agreement

21.              Tansaction Fees
Where applicable:

(a)
Any sum due mPayments pursuant to this Agreement shall be payable within fourteen (14) days from the date of invoice thereof. If Distributor has a good faith dispute with respect to an invoiced amount, it shall pay the undisputed amount of the invoice and notify mPayments of the disputed amount and the reasons for such dispute within seven (7) days from the invoice date. The Parties will use their best efforts to resolve any such dispute within twenty (20) days thereafter.

(b)	Transaction Fees are identified in Schedule 1 and are subject to change on thirty (30) days prior written notice to Distributor.

22.             Clause intentionally deleted.

PART B: GENERAL TERMS AND CONDITIONS

23.              Confidential Information

(a)          During the operation of this Agreement, the recipient must and must ensure that its officers, employees, agents and directors must:
1)	keep the Confidential Information confidential;
2)	not disclose the Confidential Information to another person except as provided in clause 23 (c); and
3)	not use the Confidential Information for a purpose other than the performance of the Recipient's obligations pursuant to this Agreement.

(b)          Each party must use reasonable endeavours to:
1)	keep effective control of Confidential Information; and
2)	ensure that the Confidential Information is secure from theft, loss, damage or unauthorised access or alteration.

(c)          A party will not be in breach of clause 23 (b) where:
1)	the disclosure is required by law, for the purpose of satisfying audit or taxation requirements, a regulation or the rules of the stock exchange;
2)	the Confidential Information of the other party is in the public domain through no fault or action of the recipient; or
3)	the Confidential Information of the other party was received by the recipient on a non-confidential basis from a third party who was not prohibited from disclosing that information.

24.              Announcements or Press Releases

(a)
A party may not make press or other announcements or releases relating to this Agreement(including, but not limited to circumstance regarding termination of the Agreement) or the subject of this Agreement without the other party's prior written approval (such approval always not to be unreasonably withheld) as to the form and manner of the announcement or release unless, and to the extent that, the announcement is required to be made by the party by law or by a stock exchange.

mPayments Pty Limited Distributor Program Agreement

25.              Dispute Resolution

(a)	If a dispute arises between the parties in connection with this Agreement, the parties undertake in good faith to use all reasonable endeavours to settle the dispute.
(b)	Either party may give notice of a dispute under this Agreement to the other party. If such notice is given, each party must arrange to meet in an effort to resolve the dispute.
(c)
If the parties are unable in good faith to settle the dispute within fourteen (14) days of the notice referred to in clause 25(b), or a longer period by negotiation, then the parties must agree to appoint a mediator and refer the matter to mediation.

(d)	Before a party takes any action in a court of law in respect of a dispute in connection with this agreement, that dispute must have been referred to mediation under this clause.

   The costs of the mediation shall be shared equally between the parties.

26.             Termination

(a)
Termination for Cause. Except as provided below by the section of this Agreement titled "Termination for Non-Payment" in the event that either Party materially or repeatedly defaults in the performance of any of its duties or set forth in this Agreement, and such default is not substantially cured within thirty (30) days after written notice is given to the defaulting party specifying the default, then the party not in default may, by giving written notice thereof to the defaulting party, terminate the Agreement as of a date specified in such notice of termination.

(b)
Termination for Insolvency or Bankruptcy. Either party may immediately terminate this Agreement by giving written notice to the other in the event of (i) the liquidation or insolvency of the relevant party, (ii) the appointment of a receiver or similar officer, (iii) an assignment by either party for the benefit of all or substantially all of its creditors, (iv) entry by either party into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, or (v) the filing of a meritorious petition in bankruptcy by or against the other Party under any bankruptcy or debtor law for its relief or reorganisation.

(c)	Termination without Cause — Either party may terminate this Agreement without cause on 90 days prior written notice.

(d)
Termination for Non-Payment. In the event Distributor fails to make payment of any undisputed amounts invoiced for the Facility or Program hereunder within ten (10) days following notice, mPayments shall have the right to terminate this Agreement and access to the Facility immediately.

(e)	For the avoidance of doubt, mPayments may immediately terminate this Agreement on written notice, upon the happening of any one or more of the following events:

(i)	Distributor is involved in, or mPayments acting reasonably suspects Distributor is involved in, any unauthorised or illegal act, fraud or dishonesty;

(ii)	Distributor breaches, or mPayments' acting reasonably suspects Distributor may breach any Relevant Law or Class Order;

(iii)	Distributor is subject to any banning order or disqualification pursuant to any Relevant Law;

(iv)	A change in any Relevant Law by which mPayments' is boundmaterially impacts its ability to provide the Facility

mPayments Pty Limited Distributor Program Agreement

27.             Consequences of Termination

(a)
On termination of this Agreement by mPayments in accordance with Clause 26, Distributor must immediately cease to distribute the Program provided under this Agreement and do everything that is required to terminate its obligations under this Agreement. In all other circumstances, Distributor must cease to use the Program provided under this Agreement within 3 months of the termination or expiry of this Agreement and do everything that is required to terminate is obligations hereunder.

(b)
Distributor remains liable for all it settlement obligations and costs and expenses incurred under this Agreement by mPayments after termination of this Agreement and must continue to comply with this Agreement until all actual and potential settlement obligations between the parties have been finalised.

(c)
During the period of any notice for termination given under this clause and following termination for any reason, mPayments must provide, to the extent that it is able to do so, all commercially reasonable assistance to Distributor, at its expense, to migrate Cards to it or another provider of services equivalent to those provided by mPayments under this Agreement.

(d)	The Distributor remains entitled to its share income to the point of Termination.

28.           Notices

All notices, requests, demands, and other communications that either party may desire to give the other party must be in writing and may be given by (i) personal delivery to an officer of the party, (ii) mailing the same by registered or certified mail, return receipt requested, or via nationally recognised courier services to the party at the address of such party as set forth herein, at the official corporate address of such party, or such other address as the parties may hereinafter designate, or (iii) facsimile, or (iv) email.

29.           Binding effect/assignment

These terms and conditions shall be binding upon and shall inure to the benefit of the parties hereto and their respective representatives, successors and permitted assigns. Distributor shall not have the right to assign this agreement without the prior written consent of mPayments,

30.           Partial invalidity

If any provision of these terms and conditions shall be held to be invalid, illegal or unenforceable, such provision shall be enforced to the fullest extent permitted by applicable law and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

31.           Independent Contractors

Each party shall be considered an independent contractor. The relationship between the parties shall not be construed to be that of employer and employee, nor constitute a partnership, joint venture of any kind. Neither party shall have any right to enter into any contracts or commitments in the name of, or on behalf of, the other party, or to bind the other party in any respect whatsoever.

32.           No waiver

Failure or delay of mPayments to exercise a right or power under these terms and conditions shall not operate as a waiver thereof, nor shall any single or partial exercise of a right or power preclude any other future exercise thereof.

mPayments Pty Limited Distributor Program Agreement

33.           Variation

Unless expressly stated to the contrary, no variation of the terms or conditions of this Agreement is binding upon the parties unless in writing and executed by a duly authorised representative of the parties.

34.           Governing Law

This Agreement shall be construed and enforced in accordance with the laws of New South Wales and the parties submit to the exclusive jurisdiction of the courts of that State.

35.           Independent Legal Advice

Each party has sought and obtained independent legal advice and has been fully informed as to their legal rights and obligations hereunder.

SIGNED by Hubbed Pty Limited in accordance with	)
s.127 (1) of the Corporations Act	)
)

/s/ Daye McLean
Signature of Director	Signature of Director

DAYE McLean
Name of Director (print)	Name of Director (print)

SIGNED by mPayments Pty Limited in accordance with	)
s.127 (1) of the Corporations Act	)
)

/s/ Mark Cameron	/s/ Hugh Evans
Signature of Director	Signature of Director/Secretary

MARK CAMERON	HUGH EVANS
Name of Director (print)	Name of Director (print)